Exhibit 99.1

10990 Roe Avenue Overland Park, KS66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC WORLDWIDE REPORTS 2013 FOURTH QUARTER AND FULL YEAR EARNINGS

OVERLAND PARK, Kan., February 27, 2014 — YRC Worldwide Inc. (NASDAQ: YRCW) today reported financial results for the fourth quarter and full year 2013.

Full Year Results

Consolidated operating revenue for the year ended December 31, 2013 was $4.865 billion, 0.3% higher than 2012 and consolidated operating income increased $4.3 million to $28.4 million, which included a $2.2 million gain on asset disposals. Comparatively, the company reported consolidated operating revenue of $4.851 billion for the year ended December 31, 2012 and a consolidated operating income of $24.1 million, which included a $9.7 million gain on asset disposals.

The company reported, on a non-GAAP basis, adjusted EBITDA for the year ended December 31, 2013 of $257.7 million, a $16.5 million improvement over the $241.2 million adjusted EBITDA during 2012 (as detailed in the reconciliation below).

“Our 2013 operating performance was slightly improved compared to 2012, and though better, we were hampered by execution challenges of the YRC Freight network optimization in the second and third quarters of 2013, driver shortages during the summer months and tough winter weather late in the fourth quarter,” said YRC Worldwide CEO James Welch. “While YRC Freight stumbled during 2013, our Regional carriers delivered a solid performance with a 5.4% increase in revenue from increases in both tonnage and revenue per hundredweight,” stated Welch. “The Regional carriers reported $79.9 million of operating income, an increase of $9.9 million over the same period in 2012, and increased adjusted EBITDA by $10.3 million, from $140.2 million in 2012 to $150.5 million in 2013. With an operating ratio of 95.4 for 2013, the Regional carriers produced results that were more than competitive within the industry.

“As we move into 2014, we will be focusing our efforts and attention on implementing the changes in our recently ratified Memorandum of Understanding (MOU) with the International Brotherhood of Teamsters (IBT), solidifying YRC Freight’s regimented service cycle, more aggressively managing our yield across our operating companies, investing in our technology and revenue equipment and reengaging our workforce,” continued Welch. “Today, we have an experienced team, a more competitive union contract, a strong customer base and, for the first time in the last five years, we do not have the overhang of any near-term debt maturities. Going forward, we will be adhering to a strict set of fundamental freight processes that will allow us to improve our on-time service performance at YRC Freight much like we have at our Regional companies. These changes will enable us to provide our customers the best possible service for their specific freight needs,” Welch said.

Key Segment Information – year-to-date 2013 compared to year-to-date 2012

YRC Freight	2013	2012	Percent Change
Operating revenues (in millions)	$3,136.8	$3,206.9	(2.2)%
Operating loss (in millions)	(31.2)	(37.3)	16.4%
Operating ratio	101.0	101.2	0.2	pp
Total tonnage per day (in thousands)	26.60	27.04	(1.6)%
Total shipments per day (in thousands)	45.32	46.79	(3.1)%
Revenue per hundredweight	$23.27	$23.38	(0.4)%
Revenue per shipment	$273	$270	1.1%

Regional Transportation	2013	2012	Percent Change
Operating revenues (in millions)	$1,728.6	$1,640.6	5.4%
Operating income (in millions)	79.9	70.0	14.1%
Operating ratio	95.4	95.7	0.3	pp
Total tonnage per day (in thousands)	30.33	29.05	4.4%
Total shipments per day (in thousands)	41.56	39.69	4.7%
Revenue per hundredweight	$11.34	$11.21	1.2%
Revenue per shipment	$165	$164	0.9%

Fourth Quarter Results

Consolidated operating revenue for the fourth quarter of 2013 was $1.208 billion, 3.3% higher than 2012; however, consolidated operating income decreased $31.6 million to an operating loss of $1.6 million, which included a $0.3 million gain on asset disposals. As a comparison, the company reported consolidated operating revenue of $1.169 billion for the fourth quarter of 2012 and a consolidated operating income of $30.0 million, which included a $9.2 million gain on asset disposals.

The company reported, on a non-GAAP basis, adjusted EBITDA for the fourth quarter of 2013 of $59.9 million, a $17.1 million decrease over the $77.0 million adjusted EBITDA during 2012 (as detailed in the reconciliation below).

During the fourth quarter of 2013, YRC Freight experienced a slight year-over-year volume increase due to a 1.0% increase in shipments per day and 3.2% increase in tonnage per day but fell short in overall pricing with a decline in revenue per hundredweight of 3.3% and a 1.1% decline in revenue per shipment. “We did see improvement in the service cycle in the network at YRC Freight in October and November; however, distractions related to the ratification of the MOU throughout December and, as with other carriers, weather disruptions wreaking havoc on our national network, we experienced a year-over-year decrease in productivities and an increase in purchased transportation,” said Welch. “Additionally, as noted in the third quarter, we continue to experience favorable workers’ compensation trends, slightly offset by worse accident experience. On a consolidated basis, our favorable workers’ compensation and BIPD adjustment was $2.0 million in the fourth quarter of 2013 compared to a favorable adjustment of $9.7 million in the fourth quarter of 2012. This $7.7 million variance negatively impacted our comparable results.

“During the fourth quarter of 2013, our Regional group continued to produce results that were at or near industry margins,” stated Welch. “Our Regional group continues to build on their profitability with operational improvements and efficiencies. Through hard work and dedication, the Regional group produced fourth quarter operating income of $22.7 million and a 94.7 operating ratio, an improvement of $14.3 million and 3.2 percentage points, respectively. I’m very proud of the accomplishments of the Holland, Reddaway and New Penn teams,” Welch said.

Key Segment Information – fourth quarter 2013 compared to the fourth quarter of 2012

YRC Freight	2013	2012	Percent Change
Operating revenues (in millions)	$776.7	$777.2	(0.1)%
Operating income (loss) (in millions)	(15.4)	21.1	NM	(a)
Operating ratio	102.0	97.3	(4.7	)pp
Total tonnage per day (in thousands)	26.97	26.12	3.2%
Total shipments per day (in thousands)	45.17	44.74	1.0%
Revenue per hundredweight	$22.98	$23.76	(3.3)%
Revenue per shipment	$274	$277	(1.1)%

(a)	Not Measurable

Regional Transportation	2013	2012	Percent Change
Operating revenues (in millions)	$431.0	$391.4	10.1%
Operating income (in millions)	22.7	8.4	170.2%
Operating ratio	94.7	97.9	3.2	pp
Total tonnage per day (in thousands)	30.32	27.83	8.9%
Total shipments per day (in thousands)	41.37	38.47	7.5%
Revenue per hundredweight	$11.40	$11.44	(0.4)%
Revenue per shipment	$167	$166	0.9%

Liquidity and Financing

At December 31, 2013, the company’s liquidity, including cash, cash equivalents and availability under its $400 million asset-based loan facility (ABL), was $227.8 million. The ABL borrowing base was $376.4 million as of December 31, 2013. As a comparison, the company’s liquidity, including cash, cash equivalents and availability under its ABL, was $251.3 million at December 31, 2012 with a borrowing base of $369.8 million. For the year ended December 31, 2013, cash provided by operating activities was $12.1 million as compared to cash used in operating activities of $25.9 million for the year ended December 31, 2012, an improvement of $38.0 million.

“As we previously announced, we completed the final step of our global capital structure transformation which we believe will provide the needed runway for YRC Freight to complete its operational turnaround and allow the Regional companies to continue their solid performance,” said Jamie Pierson, chief financial officer of YRC Worldwide. “Successfully reducing our debt by approximately $300 million through an equity raise and note exchange, extending the IBT contract and pension fund note, and refinancing our senior debt facilities has substantially delevered the balance sheet. These transactions significantly simplified the overall capital structure and decreased cash interest expense for the company going forward. With our new capital structure and extended maturities, we believe we are well positioned for the future and are now able to concentrate on service, our customers, and return to our stockholders,” concluded Pierson.

Other

Additionally, today we announced that Darren Hawkins, 44, has been appointed as the YRC Freight president and will report directly to James Welch, CEO of YRC Worldwide. Hawkins recently served as the senior vice president of Sales and Marketing for YRC Freight.

“I am very pleased with the changes Darren has made with our sales organization and momentum that he has been able to build, and the strength he and his team displayed throughout the MOU and refinancing effort,” said Welch. “Darren brings a wealth of knowledge and experience to the position as he has over 24 years of experience in the national LTL industry in both sales and operations. Having started with Yellow Freight as a dock supervisor and rising through the ranks during his career, he knows this business. The combination of his expertise in both sales and operations will provide invaluable insight and will bring immediate and lasting value,” concluded Welch.

Previously, Hawkins was senior vice president of Sales and Marketing for YRC Freight. Prior to holding that position, he served for four years at Con-way in a major operations role before rejoining YRC Freight in January 2013. In the 18.5 years he previously spent with the company, Hawkins held various roles with increasing responsibility in operations and sales. Hawkins earned a bachelor’s degree in business administration in marketing and supply chain management from the University of Memphis and currently serves on the school’s Marketing and Supply Chain Advisory Board.

Review of Financial Results

YRC Worldwide Inc. will host a conference call with the investment community today, Thursday, February 27, 2014, beginning at 9:30 a.m. ET, 8:30 a.m. CT. The call will be available to listeners as a live webcast and as a replay via the YRC Worldwide website yrcw.com.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees and results of permitted dispositions and discontinued operations as defined in the company’s credit facilities. Adjusted EBITDA is used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses adjusted EBITDA to measure compliance with financial covenants in the company’s credit facilities. Free cash flow and adjusted free cash flow are non-GAAP measures that reflect the company’s operating cash flow minus gross capital expenditures and operating cash flow minus gross capital expenditures, excluding the restructuring professional fees included in operating cash flow, respectively. However, these financial measures should not be construed as better measurements than operating cash flow, net income or earnings per share, as defined by generally accepted accounting principles (GAAP).

Adjusted EBITDA, free cash flow and adjusted free cash flow have the following limitations:

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to fund restructuring professional fees, letter of credit fees, service interest or principal payments on our outstanding debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Equity-based compensation is an element of our long-term incentive compensation program, although adjusted EBITDA excludes certain employee equity-based compensation expense when presenting our ongoing operating performance for a particular period;

•	Adjusted free cash flow excludes the cash usage by the company’s restructuring professional fees, debt issuance costs, equity issuance costs and principal payments on our outstanding debt and the resulting reduction in the company’s liquidity position from those cash outflows;

•	Other companies in our industry may calculate adjusted EBITDA differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA, free cash flow and adjusted free cash flow should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA, free cash flow and adjusted free cash flow as a secondary measure. The company has provided reconciliations of its non-GAAP measures, adjusted EBITDA, free cash flow and adjusted free cash flow, to GAAP operating income (loss) within the supplemental financial information in this release.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “project,” “forecast,” “propose,” “plan,” “designed,” “enable,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation) our ability to generate sufficient cash flows and liquidity to fund operations and satisfy our cash needs and future cash commitments, including (without limitation) our obligations related to our substantial indebtedness and lease and pension funding requirements; the pace of recovery in the overall economy, including (without limitation) customer demand in the retail and manufacturing sectors; the success of our management team in implementing its strategic plan and operational and productivity improvements, including (without limitation) our continued ability to meet high on-time and quality delivery performance standards, and the impact of those improvements to meet our future liquidity and profitability; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; potential increase in our operating lease obligations resulting from our decision to defer the purchase of new revenue equipment; changes in equity and debt markets; inclement weather; price and availability of fuel; sudden changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; competition and competitive pressure on service and pricing; expense volatility, including (without limitation) volatility due to changes in rail service or pricing for rail service; our ability to comply and the cost of compliance with federal, state, local and foreign laws and regulations, including (without limitation) laws and regulations for the protection of employee safety and health and the environment; terrorist attack; labor relations, including (without limitation) the continued support of our union employees with respect to our strategic plan, the impact of work rules, work stoppages, strikes or other disruptions, our obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction; the impact of claims and litigation to which we are or may become exposed; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher
913-696-6108
investor@yrcw.com

Media Contact:	Suzanne Dawson
LAK Public Relations, Inc.
212-329-1420
sdawson@lakpr.com

CONSOLIDATED BALANCE SHEETS

YRC Worldwide Inc. and Subsidiaries

(Amounts in millions except share and per share data)

	December 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$176.3	$208.7
Restricted amounts held in escrow	90.1	20.0
Accounts receivable, net	460.9	460.1
Prepaid expenses and other	70.6	85.3

Total current assets	797.9	774.1

PROPERTY AND EQUIPMENT:
Cost	2,844.2	2,869.0
Less—accumulated depreciation	(1,754.4)	(1,677.6)

Net property and equipment	1,089.8	1,191.4

OTHER ASSETS:
Intangibles, net	79.8	99.2
Restricted amounts held in escrow	0.6	102.5
Deferred income taxes, net	18.3	—
Other assets	78.5	58.3

Total assets	$2,064.9	$2,225.5

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$176.7	$162.0
Wages, vacations, and employees’ benefits	191.2	190.9
Deferred income taxes, net	18.6	2.4
Other current and accrued liabilities	189.5	230.8
Current maturities of long-term debt	8.6	9.1

Total current liabilities	584.6	595.2

OTHER LIABILITIES:
Long-term debt, less current portion	1,354.8	1,366.3
Deferred income taxes, net	1.8	—
Pension and postretirement	384.8	548.8
Claims and other liabilities	336.3	344.3
Commitments and contingencies
SHAREHOLDERS’ DEFICIT:
Preferred stock, $1.00 par value per share	—	—
Common stock, $0.01 par value per share	0.1	0.1
Capital surplus	1,964.4	1,926.5
Accumulated deficit	(2,154.2)	(2,070.6)
Accumulated other comprehensive loss	(315.0)	(392.4)
Treasury stock, at cost (410 shares)	(92.7)	(92.7)

Total shareholders’ deficit	(597.4)	(629.1)

Total liabilities and shareholders’ deficit	$2,064.9	$2,225.5

STATEMENTS OF CONSOLIDATED COMPREHENSIVE LOSS

YRC Worldwide Inc. and Subsidiaries

For the Three Months and Year Ended December 31

(Amounts in millions except per share data, shares in thousands)

(Unaudited)

	Three Months		Year
	2013	2012	2013	2012
OPERATING REVENUE	$1,207.7	$1,168.6	$4,865.4	$4,850.5

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	692.8	656.7	2,803.1	2,786.5
Operating expenses and supplies	278.9	274.5	1,116.9	1,128.9
Purchased transportation	132.9	116.1	512.5	488.8
Depreciation and amortization	41.9	44.4	172.3	183.8
Other operating expenses	63.1	56.1	234.4	248.1
Gains on property disposals, net	(0.3)	(9.2)	(2.2)	(9.7)

Total operating expenses	1,209.3	1,138.6	4,837.0	4,826.4

OPERATING INCOME (LOSS)	(1.6)	30.0	28.4	24.1

NONOPERATING (INCOME) EXPENSES:
Interest expense	39.7	39.2	163.9	150.8
Equity investment impairment	—	30.8	—	30.8
Other, net	(3.0)	(2.8)	(6.0)	(6.0)

Nonoperating expenses, net	36.7	67.2	157.9	175.6

LOSS BEFORE INCOME TAXES	(38.3)	(37.2)	(129.5)	(151.5)
INCOME TAX BENEFIT (1)	(38.7)	(1.9)	(45.9)	(15.0)

NET INCOME (LOSS)	0.4	(35.3)	(83.6)	(136.5)
LESS: NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	—	—	—	3.9

NET INCOME (LOSS) ATTRIBUTABLE TO YRC WORLDWIDE INC.	0.4	(35.3)	(83.6)	(140.4)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	67.6	(168.2)	77.4	(158.3)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO YRC WORLDWIDE INC.	$68.0	$(203.5)	$(6.2)	$(298.7)

AVERAGE COMMON SHARES OUTSTANDING-BASIC	10,161	7,795	9,332	7,311
AVERAGE COMMON SHARES OUTSTANDING-DILUTED	14,884	7,795	9,332	7,311
NET INCOME (LOSS) PER SHARE—BASIC	$0.04	$(4.53)	$(8.96)	$(19.20)
NET LOSS PER SHARE—DILUTED	$(1.71)	$(4.53)	$(8.96)	$(19.20)

(1)	The fourth quarter 2013 tax rate includes a benefit recognized due to application of ASC 740 rules regarding intra-period tax allocation

STATEMENTS OF CONSOLIDATED CASH FLOWS

YRC Worldwide Inc. and Subsidiaries

For the Year Ended December 31

(Amounts in millions)

(unaudited)

	2013	2012
OPERATING ACTIVITIES:
Net loss	$(83.6)	$(136.5)
Noncash items included in net loss:
Depreciation and amortization	172.3	183.8
Paid-in-kind interest on Series A Notes and Series B Notes	29.9	29.2
Amortization of deferred debt costs	7.9	5.6
Equity based compensation expense	5.8	3.8
Deferred income tax benefit, net	(42.4)	3.8
Equity investment impairment	—	30.8
Gains on property disposals, net	(2.2)	(9.7)
Other noncash items, net	4.1	(3.3)
Changes in assets and liabilities, net:
Accounts receivable	(4.6)	13.5
Accounts payable	13.3	13.5
Other operating assets	3.9	3.6
Other operating liabilities	(92.3)	(164.0)

Net cash provided by (used in) operating activities	12.1	(25.9)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(66.9)	(66.4)
Proceeds from disposal of property and equipment	9.8	50.4
Receipts from restricted escrow, net	31.8	33.4
Other	1.8	2.4

Net cash (used in) provided by investing activities	(23.5)	19.8

FINANCING ACTIVITIES:
Issuance of long-term debt	0.3	45.0
Repayment of long-term debt	(9.2)	(25.6)
Debt issuance costs	(12.1)	(5.1)

Net cash (used in) provided by financing activities	(21.0)	14.3

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(32.4)	8.2
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	208.7	200.5

CASH AND CASH EQUIVALENTS, END OF PERIOD	$176.3	$208.7

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$(120.5)	$(120.5)
Letter of credit fees paid	(34.1)	(38.0)
Income tax refund, net	8.8	5.9
Debt redeemed for equity consideration	35.3	20.3

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three and Year Ended December 31

(Amounts in millions)

(Unaudited)

SEGMENT INFORMATION

	Three Months			Year
	2013	2012	%	2013	2012	%
Operating revenue:
YRC Freight	$776.7	$777.2	(0.1)	$3,136.8	$3,206.9	(2.2)
Regional Transportation	431.0	391.4	10.1	1,728.6	1,640.6	5.4
Other, net of eliminations	—	—		—	3.0

Consolidated	1,207.7	1,168.6	3.3	4,865.4	4,850.5	0.3
Operating income (loss):
YRC Freight	(15.4)	21.1		(31.2)	(37.3)
Regional Transportation	22.7	8.4		79.9	70.0
Corporate and other	(8.9)	0.5		(20.3)	(8.6)

Consolidated	$(1.6)	$30.0		$28.4	$24.1
Operating ratio:
YRC Freight	102.0%	97.3%		101.0%	101.2%
Regional Transportation	94.7%	97.9%		95.4%	95.7%
Consolidated	100.1%	97.4%		99.4%	99.5%

Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or (iii) plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

SUPPLEMENTAL INFORMATION

As of December 31, 2013	Par Value	Premium/ (Discount)	Book Value
Restructured term loan	$298.1	$37.7	$335.8
ABL facility – Term A—(capacity $175M; borrowing base $156.5M; availability $51.5M)	105.0	(2.1)	102.9
ABL facility – Term B—(capacity $219.9M; borrowing base $219.9M; availability $0)	219.9	(3.9)	216.0
Series A Notes	177.8	(17.8)	160.0
Series B Notes	69.2	(10.5)	58.7
6% convertible senior notes	69.4	(1.1)	68.3
Pension contribution deferral obligations	124.2	(0.2)	124.0
Lease financing obligations	297.5	—	297.5
Other	0.2	—	0.2

Total debt	$1,361.3	$2.1	$1,363.4

As of December 31, 2012	Par Value	Premium/ (Discount)	Book Value
Restructured term loan	$298.7	$67.6	$366.3
ABL facility – Term A—(capacity $175M; borrowing base $147.6M; availability $42.6M)	105.0	(4.8)	100.2
ABL facility – Term B—(capacity $222.2M; borrowing base $222.2M; availability $0)	222.2	(8.5)	213.7
Series A Notes	161.2	(27.8)	133.4
Series B Notes	91.5	(25.4)	66.1
6% convertible senior notes	69.4	(6.3)	63.1
Pension contribution deferral obligations	125.8	(0.4)	125.4
Lease financing obligations	306.9	—	306.9
Other	0.3	—	0.3

Total debt	$1,381.0	$(5.6)	$1,375.4

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months and Year Ended December 31

(Amounts in millions)

(Unaudited)

	Three Months		Year
	2013	2012	2013	2012
Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$(1.6)	$30.0	$28.4	$24.1
Depreciation and amortization	41.9	44.4	172.3	183.8
Gains on property disposals, net	(0.3)	(9.2)	(2.2)	(9.7)
Letter of credit expense	8.1	9.3	33.9	36.3
Restructuring professional fees	6.0	—	12.0	3.0
Permitted dispositions and other	1.7	(1.0)	1.7	(4.0)
Equity based compensation expense	1.3	0.8	5.8	3.8
Other nonoperating, net	2.8	2.7	5.8	3.9

Adjusted EBITDA	$59.9	$77.0	$257.7	$241.2

	Three Months		Year
Adjusted EBITDA by segment:	2013	2012	2013	2012
YRC Freight	$17.4	$49.4	$105.2	$104.9
Regional Transportation	40.7	26.0	150.5	140.2
Corporate and other	1.8	1.6	2.0	(3.9)

Adjusted EBITDA	$59.9	$77.0	$257.7	$241.2

	Three Months		Year
	2013	2012	2013	2012
Reconciliation of adjusted EBITDA to adjusted free cash flow (deficit):
Adjusted EBITDA	$59.9	$77.0	$257.7	$241.2
Total restructuring professional fees	(6.0)	—	(12.0)	(3.0)
Cash paid for interest	(30.1)	(28.9)	(120.5)	(120.5)
Cash paid for letter of credit fees	(8.1)	(9.4)	(34.1)	(38.0)
Working capital cash flows excluding income tax, net	1.4	(14.3)	(87.8)	(111.5)

Net cash provided by (used in) operating activities before income taxes	17.1	24.4	3.3	(31.8)
Cash (paid) received from income taxes, net	(2.0)	(2.3)	8.8	5.9

Net cash provided by (used in) operating activities	15.1	22.1	12.1	(25.9)
Acquisition of property and equipment	(10.4)	(18.3)	(66.9)	(66.4)
Total restructuring professional fees	6.0	—	12.0	3.0

Adjusted free cash flow (deficit)	$10.7	$3.8	$(42.8)	$(89.3)

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months and Year Ended December 31

(Amounts in millions)

(Unaudited)

	Three Months		Year
YRC Freight segment	2013	2012	2013	2012
Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$(15.4)	$21.1	$(31.2)	$(37.3)
Depreciation and amortization	25.8	28.4	109.1	119.8
Gains on property disposals, net	(0.4)	(9.3)	(3.0)	(9.9)
Letter of credit expense	5.7	7.6	25.8	29.6
Other nonoperating, net	1.7	1.6	4.5	2.7

Adjusted EBITDA	$17.4	$49.4	$105.2	$104.9

	Three Months		Year
Regional Transportation segment	2013	2012	2013	2012
Reconciliation of operating income to adjusted EBITDA:
Operating income	$22.7	$8.4	$79.9	$70.0
Depreciation and amortization	16.1	15.9	63.1	63.3
Losses on property disposals, net	0.1	0.1	0.6	0.7
Letter of credit expense	1.9	1.6	6.8	6.2
Other nonoperating, net	(0.1)	—	0.1	—

Adjusted EBITDA	$40.7	$26.0	$150.5	$140.2

	Three Months		Year
Corporate and other segment	2013	2012	2013	2012
Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$(8.9)	$0.5	$(20.3)	$(8.6)
Depreciation and amortization	—	0.1	0.1	0.7
(Gains) losses on property disposals, net	—	—	0.2	(0.5)
Letter of credit expense	0.5	0.1	1.3	0.5
Restructuring professional fees	6.0	—	12.0	3.0
Permitted dispositions and other	1.7	(1.0)	1.7	(4.0)
Equity based compensation expense	1.3	0.8	5.8	3.8
Other nonoperating, net	1.2	1.1	1.2	1.2

Adjusted EBITDA	$1.8	$1.6	$2.0	$(3.9)

YRC Worldwide Inc.

Segment Statistics

	YRC Freight
	4Q13	4Q12	3Q13	Y/Y % (b)	Sequential % (b)
Workdays	62.0	61.5	64.0
Total picked up revenue (in millions) (a)	$768.4	$763.5	$803.6	0.6	(4.4)
Total tonnage (in thousands)	1,672	1,607	1,730	4.1	(3.3)
Total tonnage per day (in thousands)	26.97	26.12	27.03	3.2	(0.2)
Total shipments (in thousands)	2,801	2,752	2,928	1.8	(4.3)
Total shipments per day (in thousands)	45.17	44.74	45.75	1.0	(1.3)
Total revenue/cwt.	$22.98	$23.76	$23.23	(3.3)	(1.1)
Total revenue/shipment	$274	$277	$274	(1.1)	(0.0)
Total weight/shipment (in pounds)	1,194	1,168	1,181	2.3	1.1

Reconciliation of operating revenue to total picked up revenue (in millions):

Operating revenue	$776.7	$777.2	$808.7
Change in revenue deferral and other	(8.3)	(13.7)	(5.1)

Total picked up revenue	$768.4	$763.5	$803.6

	Regional Transportation
	4Q13	4Q12	3Q13	Y/Y % (b)	Sequential % (b)
Workdays	62.5	61.5	62.5
Total picked up revenue (in millions) (a)	$431.9	$391.7	$443.6	10.3	(2.6)
Total tonnage (in thousands)	1,895	1,712	1,932	10.7	(1.9)
Total tonnage per day (in thousands)	30.32	27.83	30.91	8.9	(1.9)
Total shipments (in thousands)	2,586	2,366	2,676	9.3	(3.4)
Total shipments per day (in thousands)	41.37	38.47	42.82	7.5	(3.4)
Total revenue/cwt.	$11.40	$11.44	$11.48	(0.4)	(0.8)
Total revenue/shipment	$167	$166	$166	0.9	0.8
Total weight/shipment (in pounds)	1,466	1,447	1,444	1.3	1.5

Reconciliation of operating revenue to total picked up revenue (in millions):

Operating revenue	$431.0	$391.4	$444.0
Change in revenue deferral and other	0.9	0.3	(0.4)

Total picked up revenue	$431.9	$391.7	$443.6

(a)	Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods.
(b)	Percent change based on unrounded figures and not rounded figures presented.

YRC Worldwide Inc.

Segment Statistics

	YRC Freight
	YTD 4Q13	YTD 4Q12	Y/Y % (b)
Workdays	252.5	252.0
Total picked up revenue (in millions) (a)	$3,126.5	$3,186.5	(1.9)
Total tonnage (in thousands)	6,717	6,815	(1.4)
Total tonnage per day (in thousands)	26.60	27.04	(1.6)
Total shipments (in thousands)	11,444	11,791	(2.9)
Total shipments per day (in thousands)	45.32	46.79	(3.1)
Total revenue/cwt.	$23.27	$23.38	(0.4)
Total revenue/shipment	$273	$270	1.1
Total weight/shipment (in pounds)	1,174	1,156	1.6

Reconciliation of operating revenue to total picked up revenue (in millions):

Operating revenue	$3,136.8	$3,206.9
Change in revenue deferral and other	(10.3)	(20.4)

Total picked up revenue	$3,126.5	$3,186.5

	Regional Transportation
	YTD 4Q13	YTD 4Q12	Y/Y % (b)
Workdays	251.5	252.0
Total picked up revenue (in millions) (a)	$1,729.6	$1,641.1	5.4
Total tonnage (in thousands)	7,628	7,321	4.2
Total tonnage per day (in thousands)	30.33	29.05	4.4
Total shipments (in thousands)	10,452	10,002	4.5
Total shipments per day (in thousands)	41.56	39.69	4.7
Total revenue/cwt.	$11.34	$11.21	1.2
Total revenue/shipment	$165	$164	0.9
Total weight/shipment (in pounds)	1,460	1,464	(0.3)

Reconciliation of operating revenue to total picked up revenue (in millions):

Operating revenue	$1,728.6	$1,640.6
Change in revenue deferral and other	1.0	0.5

Total picked up revenue	$1,729.6	$1,641.1

(a)	Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods.
(b)	Percent change based on unrounded figures and not rounded figures presented.